Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@kapalua.com

MAUI LAND & PINEAPPLE REPORTS 2014 NET INCOME OF $17.6 MILLION

KAPALUA RESORT, Hawaii, February 23, 2015 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $17.6 million, or $0.94 per share, for 2014. This compares to a net loss of $1.2 million, or $(0.06) per share, for 2013. The Company reported revenues of $33.0 million and $15.2 million for 2014 and 2013, respectively.

For the fourth quarter of 2014, the Company recognized net income of $18.8 million or $1.00 per share. For the fourth quarter of 2013, the Company recognized net income of $1.4 million or $0.07 per share. Operating revenues totaled $22.8 million and $7.2 million during the fourth quarters of 2014 and 2013, respectively.

In October 2014, the Company sold an unimproved 244-acre parcel of former agricultural land located in West Maui, commonly known as Lipoa Point, to the State of Hawaii for $19.8 million. The sale resulted in a gain of approximately $19.3 million with the proceeds from the sale designated for the benefit of the Company’s pension plans.

In May 2014, the Company sold a 4-acre parcel and building that serves as the maintenance facility for the Kapalua Plantation Golf Course for $2.3 million. The sale resulted in a gain of $1.5 million.

In November 2013, the Company sold a 10-acre parcel in West Maui for $5.4 million. The sale resulted in a gain of $2.1 million.

In June 2013, the Company sold a 7-acre parcel that was the last of its former agricultural processing facilities in Central Maui for $4.0 million. The sale resulted in a gain of $1.9 million.

“We are very pleased with the substantial progress the Company has made over the past year, particularly with sales of our non-core assets and funding of our pension plan obligations,” stated Warren H. Haruki, Chairman and CEO. “We continue to work diligently toward strengthening our financial position and in managing our Maui landholdings for the long-term benefit of our stakeholders and the community.”

200 Village Road • Lahaina, Maui, Hawai‘i 96761 • 808-665-5480 • Fax 808-665-0641

tesaki@kapalua.com • www.mauiland.com

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2014 operating results will be available on our Form 10-K filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2014	2013
	(in thousands except per
	share amounts)
OPERATING REVENUES
Real estate
Sales	$22,687	$4,513
Commissions and Other	617	921
Leasing	5,147	4,862
Utilities	3,310	3,686
Resort amenities and other	1,246	1,230
Total Operating Revenues	33,007	15,212

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	1,294	2,420
Other	1,218	2,084
Leasing	2,244	2,906
Utilities	2,375	2,225
Resort amenities and other	900	725
General and administrative	2,379	2,992
Gain from settlement of contract termination	-	(1,038)
Depreciation	2,301	2,550
Pension and other post-retirement expenses	391	888
Total Operating Costs and Expenses	13,102	15,752

Operating Income (Loss)	19,905	(540)
Interest expense	(2,270)	(2,491)
Income (Loss) from Continuing Operations net of income taxes of $0	17,635	(3,031)
Income from Discontinued Operations net of income tax benefit of $0 and $144	-	1,867

NET INCOME (LOSS)	17,635	(1,164)
Pension Benefit Adjustment net of income taxes of $0	(5,882)	7,887
COMPREHENSIVE INCOME	$11,753	$6,723

NET INCOME (LOSS) PER COMMON SHARE
--BASIC AND DILUTED
Continuing Operations	$0.94	$(0.16)
Discontinued Operations	-	0.10
Net Income (Loss)	$0.94	$(0.06)